Exhibit 10.61

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”) is entered into effective the 26 day of October 2007, by and between AVI BioPharma, Inc., an Oregon corporation (“Company”), with its principal place of business at One SW Columbia, Suite 1105, Portland OR  97258, and James B. Hicks PhD, LLC, an Oregon limited liability company (“Contractor”), with its principal place of business at 3 Great Meadow, Locust Valley, NY 11560.  Company and Contractor sometimes are collectively referred to herein as the “Parties” and individually as a “Party”.

Company and Contractor agree as follows:

1.             Services.  Contractor agrees to provide the services (“Services”) set forth on Schedule A attached hereto and incorporated herein and in successive schedules that are agreed to between the parties (collectively referred to herein as Schedule A).  Contractor represents and warrants that: (a) he is in the business of providing services similar to the Services for companies operating in the bioscience industry, (b) he will perform the Services utilizing reasonable care and skill in accordance and consistent with customary industry standards, and (c) without the consent of the Company, which may be withheld in the sole discretion of the Company, he shall not assign to any third party the obligation to provide any Services hereunder.

2.             Fees.  Company agrees to pay Contractor for the Services, fees (“Fees”) in accordance with the provisions set forth on Schedule A.  During the term of the Agreement, the Fees and any of the elements constituting the Fees shall not change without the prior written approval of Company.  Unless otherwise provided for in Schedule A, the following payment terms will apply.  Each month, Contractor will submit an invoice to Company for Fees payable for Services during the preceding thirty (30) days and Company will remit all properly payable amounts within thirty (30) days after Company’s receipt of any such invoice.  Each invoice or report accompanying an invoice will describe in reasonable detail and with respect to the relevant invoice period (a) the number of hours expended performing Services, itemized by task, (b) a description of the excess Services provided, and (c) any work product created. Unless otherwise provided for in Schedule A, Contractor shall be responsible for paying all costs associated with the Services and its business, including without limitation, costs for meals, lodging, transportation, insurance, equipment, and liability insurance.  The Fees shall be the exclusive compensation paid by Company to Contractor for the Services.

3.             Term and Termination.

(a)           Term.  This Agreement is effective on the date stated above, and, unless otherwise terminated pursuant to this Section 3, shall remain in effect for a period of two years.  This Agreement shall automatically renew for successive one-year periods unless either party gives written notice of termination during the sixty (60) day period immediately prior to expiration of the term or any renewal term.

(b)                                  Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated prior to term end as follows:

(i)                                                       Consultant may voluntarily terminate this Agreement upon giving the Company sixty (60) days written  notice;

(ii)                                                    Company may terminate this Agreement without Cause (as defined below) upon giving Consultant not  less than sixty (60) days written notice of termination;

(iii)                                                 upon the occurrence of any one of the following:

(A)                              Consultant’s death;

(B)                                the effective date of a notice sent to Consultant stating the Board’s determination made in good faith and after consultation with a qualified physician selected by the Board, that Consultant is incapable of performing his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental incapacity that has prevented Consultant from performing such full-time duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for at least another ninety (90) days; and

(C)                                the effective date of a notice sent to Consultant terminating this Agreement for Cause.

“Cause” means the occurrence of one or more of the following events:

(i)                                                                                     Consultant’s willful and repeated failure or refusal to comply in any material respect with the reasonable lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Consultant of such failure; or

(ii)                                                                                  Consultant engages in criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

Upon termination, Consultant shall be paid the Fees as set forth on Schedule A.

(c)           Survival.  Upon such termination, Company shall have no further obligations to Contractor other than payment of unpaid Fees in an amount equal to the percentage of Services completed as of the date of termination.  Any termination of this Agreement shall not relieve Contractor of its obligations under Sections 4, 5, 6, 7, 9, 10, 13 and 15, this Section 3(c) (Survival) and any other provision that may reasonably be interpreted to survive termination, nor shall any such termination relieve Contractor or Company from any liability arising from any breach of this Agreement.

(d)           Impact on Stock Options.  Notwithstanding anything to the contrary in this Agreement, and for purposes of clarity, Company and Contractor acknowledge and agree that options to purchase the Company’s common stock granted to Contractor pursuant to a separate agreement and owned by Contractor as of the date of this Agreement shall not terminate or expire by reason of the execution of this Agreement, and shall continue in full force and effect from and after the effective date of this Agreement in accordance with their terms, except and to the extent amended by this Section 4(d).  Notwithstanding the foregoing, Company and Contractor agree that as of the effective date of this Agreement the vesting schedule of such options to purchase the Company’s common stock shall be amended such that the vesting of such options shall cease as of the date of termination of this Agreement for any reason.  Further, notwithstanding anything to the contrary set forth in the separate agreement granting Contractor options to purchase the Company’s common stock, such options shall expire upon the earlier of (a) the date of expiry set forth in the separate agreement granting the options or (b) the date that is eighteen (18) months following termination of Contractor as an independent contractor under this Agreement.

5.             Independent Contractor Status.  Contractor is an independent contractor.  This Agreement shall not create the relationship of employer and employee, a partnership or a joint venture.  Company shall not control or direct the details and means by which Contractor performs the Services.  Contractor shall determine the number of days and hours of work.  Contractor acknowledges that it has no authority to enter into contracts on behalf of Company or to otherwise obligate Company in any respect.

6.             Responsibilities of Contractor.

(a)           Taxes.  Contractor shall be responsible for payment of all taxes with respect to its business and the Services, including, without limitation, income taxes, sales taxes and business and occupation taxes.  Company will not be responsible for any of the foregoing payments and Contractor agrees to indemnify, defend and hold Company harmless from any loss or damage that may be sustained as a result of, or in connection with, Contractor’s failure to satisfy the requirements set forth in this Section 5(a).

(b)           Compliance with Laws.  Contractor shall comply with all federal, state and local laws, ordinances, regulations and codes governing Services performed under this Agreement. Contractor agrees to indemnify, defend and hold Company harmless for any loss or damage that may be sustained as a result of, or in connection with, Contractor’s failure to satisfy the requirements set forth in this Section 5(b).

(c)           Conflict of Interest.  During the term of this Agreement, Contractor represents and warrants that he will not perform services for others in a manner that creates a conflict of interest with respect to the Services to be performed for Company pursuant to this Agreement.

7.             Contractor Warranties.  Contractor represents and warrants that:

(a)           Contractor is under no contractual restriction that would prohibit him from performing the Services;

(b)           Contractor’s execution, delivery and performance of this Agreement will not violate any other employment, nondisclosure, confidentiality, consulting or other agreement to which Contractor is a party or by which he may be bound; and

(c)           Contractor will not use, in the performance of the Services or the creation of any Proprietary Materials (as such term is defined below in Section 10), or disclose to Company any confidential or proprietary information of any other person if such use or disclosure would violate any obligation or duty that Contractor owes to such other person.  Contractor’s compliance with this Section will not prohibit, restrict or impair Contractor’s performance of the Services and his other obligations and duties to Company.

8.             Indemnification. Contractor agrees to defend, hold harmless and indemnify Company, its affiliates, and their respective directors, officers, employees, successors and assigns from and against any and all losses, damages, claims, demands, suits, liabilities, and expenses, including reasonable attorneys’ fees and expenses associated therewith or with successfully establishing the right to indemnification hereunder, which arise out of, in connection with, or result from any claim, action or other proceeding that is based on Contractor’s breach of any of the warranties or obligations contained in this Agreement.  Contractor agrees to defend Company, at Company’s request, against any claim, demand or suit for which Contractor has agreed to indemnify Company.  Company may, at its option, conduct the defense in any such claim, demand or suit, and Contractor agrees to cooperate fully with such defense.  Company agrees to notify Contractor within a reasonable time of any written claims or demands against Company for which Contractor is responsible under this Section.

9.             Non-Exclusive.  Subject to Section 6(c) and Section 14, this Agreement shall not limit Contractor’s right to provide services for others.  Notwithstanding anything to the contrary in this Agreement, this Agreement does not grant to Contractor an exclusive right or privilege to provide the Services.  Company may require or obtain the Services, or services similar to the Services, from any other provider of its choice.  Company has no obligation to hire Contractor for any work in addition to the Services described on Schedule A.

10.          Confidential Information.  As a condition to Company’s obligations under this Agreement, Contractor agrees to enter into and abide by all the terms and conditions of a nondisclosure agreement substantially in the form attached hereto as

Exhibit A, which upon execution by the Parties shall be incorporated herein by this reference.

11.          Ownership and Use of Proprietary Materials.

(a)           Proprietary Materials.  As used in this Agreement, “Proprietary Materials” means all products, devices, computer programs, techniques, know-how, algorithms, procedures, discoveries or inventions, whether patentable or copyrightable and whether reduced to practice, and all materials, texts, drawings, specifications, source code, data and other recorded information, in preliminary or final form and on any media whatsoever, that is within the scope of Company’s business, research or investigations or results from or is suggested by Contractor performance of the Services.  It is specifically agreed that all discoveries and improvements, designs and trademarks made or conceived by the Consultant prior to the commencement of this Agreement or otherwise identified on Schedule B attached hereto (the “Excluded Proprietary Materials”) shall be excluded from the definition of Proprietary Materials.  The parties will not jointly develop an intellectual property.  If the parties wish to  jointly develop intellectual property, ownership of and agreements concerning such development shall be detailed in a separate written agreement entered into by the parties prior to the start of any such joint development.

(b)           Ownership.  Company will be the exclusive owner of all Proprietary Materials.  To the extent permitted under the U.S. Copyright Act (17 U.S.C. § 101 et seq., and any successor statute thereto), the Proprietary Materials will constitute “works made for hire,” and the ownership of such Proprietary Materials will vest in Company at the time they are created.  To the extent the Proprietary Materials are not “works made for hire” under applicable copyright laws, Contractor hereby assigns and transfers to Company all right, title and interest that Contractor may now or hereafter have in the Proprietary Materials, subject to the limitations set forth in Section 10(d), below.

(c)           Further Acts.  Contractor will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by Company to evidence, transfer, vest or confirm Company’s right, title and interest in the Proprietary Materials.

(d)           Limitation.  Notwithstanding any other provision of this Agreement to the contrary, this Section 10 will not obligate Contractor to assign or offer to assign to Company any of Contractor’s rights in an invention for which no equipment, supplies, facilities or trade secret information of Company was used and which was developed entirely on Contractor’s own time, unless the invention results from any work performed by Contractor for Company.

12.          Identification.  Contractor shall not, without Company’s prior written consent, engage in advertising, promotion or publicity making public use of any Identification in any circumstances related to this Agreement.  “Identification” means any copy or semblance of any trade name, trademark, service mark, insignia, symbol or logo of Company or its affiliates.

13.          Remedies.  The Parties agree that damages may be inadequate to compensate for the unique losses to be suffered in the event of a breach hereof, and that the damaged party will be entitled, in addition to any other remedy it may have under this Agreement or at law, to seek and obtain injunctive and other equitable relief, including specific performance of the terms of this Agreement without the necessity of posting bond.

14.          Noncompetition.   Contractor shall not during the term of this Agreement, and for twelve (12) months thereafter, be employed by, consult with, or otherwise perform services for, participate in the ownership, management, operation or control of, any Competitor of the Company.  Contractor shall not during the term of this Agreement, and for twelve (12) months thereafter, be employed by, consult with, or otherwise perform services for, participate in the ownership, management, operation or control of, any Competitor of Company.  “Competitor” means any entity that directly or indirectly engages in research and development of drugs or products that rely upon or utilize antisense, exon skipping or other technologies that are utilized by the Company as part of its drug development activities.

15.          Notices.   Any notice or demand which under the terms of this Agreement or under any statute must be given or made by Contractor or Company shall be in writing and shall be given and effective upon receipt if delivered in person, by cable, telegram, or facsimile; one day after deposit prepaid with a national overnight express delivery service; or, three days after deposit in the United States mail (registered or certified mail, postage prepaid, return receipt requested).  Each Party shall be responsible for notifying the other of any change in address for purposes of this paragraph.  Notices shall be provided the following representatives at the addresses below listed:

Company:	To:	AVI BioPharma, Inc. One SW Columbia Suite 1105 Portland OR 97258 Fax: (503) 227-0751 Attention: Chief Executive Officer

Contractor:	To:	James B. Hicks PhD, LLC 3 Great Meadow Locust Valley, NY 11560 Fax: (516) 367-8382 Attention: Mr. James B. Hicks

The above addresses may be changed at any time by giving prior written notice as above provided.

16.          Miscellaneous.

(a)           Any delay or failure of either Party to this Agreement to enforce at any time any of its provisions or terms shall not be construed to be a waiver of such provision or term, nor of the right of either Party to later enforce such term or provision.  The express waiver by a Party hereto of any right or remedy in a particular instance will not constitute a waiver thereof in any other instance.  All rights and remedies will be cumulative and not exclusive of any other rights or remedies.

(b)           This Agreement shall be governed by the laws of the State of Oregon without regard to any rules governing conflict of laws.  Venue for any action arising out of or related to this Agreement shall be in Multnomah County, Oregon.

(c)           If any provision of this Agreement is held to be unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

(d)           Each Party’s obligations hereunder are in addition to, and not exclusive of, any and all of its other obligations and duties to the other Party, whether express, implied, in fact or in law.

(e)           This Agreement represents and contains the entire understanding between the Parties in connection with its subject matter, and all prior or contemporaneous oral or written communications, understandings or agreements between Company and Contractor with respect to such subject matters are hereby superseded in their entireties. The Parties acknowledge that they have not relied upon any representation or statement not set forth in this Agreement made by the other Party or that Party’s agent.  This Agreement will not be amended, modified, altered or varied except in a written document signed by both Parties.

(f)            This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on each Party, notwithstanding that each Party is not a signatory to the same counterpart.

(g)           This Agreement shall not be assigned or transferred by Contractor without the prior written consent of Company.

[Remainder of page intentionally left blank.  Signature page follows.]

The Parties have signed this Agreement as of the date first set forth above.

COMPANY:		CONTRACTOR:

AVI BIOPHARMA, INC.		James B. Hicks PhD, LLC

By:	/s/ K. Michael Forrest	By:	/s/ James B. Hicks
Name: K. Michael Forrest		Name: James B. Hicks
Title: Chief Executive Officer		Title: Member
10/26/07		10/26/07

SCHEDULE A

SERVICES AND FEES

This Statement of Work (“SOW”) is entered into between AVI BioPharma, Inc. (“Company”) and James B. Hicks PhD, LLC (“Contractor”).  Reference is made to the Professional Services Agreement between Company and Contractor dated as of the      day of October 2007 (the “Agreement”), which this SOW is subject to and made a part of.

Table 1: Consulting Scope of Work, Fees

ACTIVITY	KEY DELIVERABLES	Fees
1. Retainer	• Services as requested up to 8 hours per month.

•                  $2,500 per month plus options each year of the Agreement to purchase 10,000 shares of the Company’s common stock. Such options shall have an exercise price not less than fair market value on the grant date and shall vest ratably on each monthly anniversary date of the grant over twelve months of continued service as a Consultant.

2. As requested	• Services in excess of 8 hours per month	• $312.50/hour

Additional Expenses: Reasonable travel and other expenses in connection with Services, including attendance at Board meetings as requested.

Payment of Fees in the Event of Termination:

•                  Voluntary Termination by Consultant: Fees earned through the effective date of termination; vesting of options ceases as of effective date of termination and options remain exercisable for 18 months or the expiry date of the option, whichever earlier.

•                  Termination by Company without Cause: Fees earned through effective date of termination/end of current term; vesting of options accelerates and options remain exercisable for 18 months or the expiry date of the option, whichever earlier.

•                  Termination by Company upon Consultant’s Death or Disability: Fees earned through effective date of termination/end of current term; vesting of options accelerates and options remain exercisable for 18 months or the expiry date of the option, whichever earlier.

•                  Termination by Company With Cause:  Fees earned through effective date of termination; termination of all unvested options on effective date of termination, vesting of options ceases as of effective date of termination and options remain exercisable for 90 days or the expiry date of the option, whichever earlier.

SCHEDULE B

EXCLUDED PROPRIETARY MATERIALS

EXHIBIT A

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is entered into as of  October     , 2007 (the “Effective Date”), by and between AVI BioPharma, Inc., an Oregon corporation (the “Company”) and                                                    (the “Recipient”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

A.                                   The Recipient is a consultant to the Company and will be  providing  professional services to the Company in accordance with that certain Professional Services Agreement dated as of the      day of October 2007 (the “Consulting Agreement”).

B.                                     In connection with the Consulting Agreement, the Company will disclose to the Recipient certain material, non-public information about the Company.  As a condition precedent to providing such information to the Recipient, the Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follow

I.              DEFINITIONS.  FOR THE PURPOSES OF THIS AGREEMENT:

A.                                    “Affiliate” of a Party means any entity that a Party directly or indirectly controls, or is controlled by, including but not limited to employees, agents, and entities.

B.                                    “Confidential Information” means any business, marketing, technical, or other information in tangible or intangible form, disclosed by the Company to the Recipient that, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties (or their Affiliates), exercising reasonable business judgment, to be confidential, specifically including Company business plans, product concepts, technical know-how, methods of and other information relating to operations, development strategies, distribution arrangements, financial data, marketing plans, and business practices, policies, or objectives.

II.            DISCLOSURE, USE RESTRICTIONS AND PROPRIETARY RIGHTS.

A.                                    Disclosure and Use.

1.                                      Any Confidential Information received by the Recipient shall be retained in confidence, disclosed only to Affiliates solely on a need to know basis, and used only in accordance with this Agreement. The Recipient shall use at least the same degree of care as it uses to protect his/its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use or disclosure of the Confidential Information.  The obligations of confidence set forth in this Agreement shall extend to any of the Recipient’s Affiliates, including the Recipient’s attorneys, advisors, directors, executive officers and employees that may receive Confidential Information.  The Recipient shall notify its attorney(s), advisors, directors, officers and Affiliates of the requirements of this Agreement and require that such persons comply with the requirements of this Agreement.

2.                                      In accordance with Section 2.4 below, the Recipient shall notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Recipient, its officers, directors, advisors, attorneys, employees, or Affiliates, and will cooperate with the Company to assist the Company to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

B.                                    Exemptions.  The Recipient shall not be bound by the obligations restricting disclosure and use set forth in this Agreement with respect to Confidential Information, or any part thereof, which:  (i) was known by the Recipient prior to disclosure, except if such Confidential Information, or any part thereof, became known to Recipient as a result of or in connection with prior positions or roles Recipient had with the Company that allowed Recipient to know or become exposed to or aware of such Confidential Information or any part thereof, in which case  such Confidential Information or such part thereof shall be deemed to be Confidential Information subject to subparagraphs (ii), (iii), (iv) and (v) herein; (ii) was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this Agreement; (iii) was disclosed to the Recipient by a third party, provided such third party is not in breach of any confidentiality obligation in respect of such information; (iv) is independently developed by the Recipient, where the burden is on the Recipient to prove independent development; or (v) is disclosed when such disclosure is compelled pursuant to legal, judicial or administrative proceedings, or otherwise required by law, subject to the Recipient giving reasonable prior notice to the Company Party to allow the Company to seek protective court orders. The foregoing exemptions shall extend to any Affiliates that receive or have received Confidential Information.

C.                                    Proprietary Rights.  The Recipient (including its Affiliates) shall not acquire any rights, express or implied, in the Confidential Information of the Company (including its Affiliates), except for the limited use specified in this Agreement. The Confidential Information, including all right, title and interest therein, remain the sole and exclusive property of the Company (and its Affiliates).

D.                                    Compulsory Disclosure.  If the Recipient is legally compelled to disclose any of the Confidential Information, the Recipient shall promptly provide written notice to the Company to enable the Company (at its sole cost and expense) to seek a protective order or other appropriate remedy to avoid public or third-party disclosure of its Confidential Information.  If such protective order or other remedy is not obtained, the Recipient shall furnish only so much of the Confidential Information that it is legally compelled to disclose, and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. The Recipient shall cooperate with and assist the Company, at the Company’s expense, in seeking any protective order or other relief requested pursuant to this Section 2.4.

III.                                 REMEDIES.  THE RECIPIENT AGREES THAT ANY VIOLATION OR THREATENED VIOLATION OF THIS AGREEMENT WILL CAUSE IRREPARABLE HARM TO THE COMPANY, ENTITLING THE COMPANY TO SEEK INJUNCTIVE RELIEF IN ADDITION TO ALL OTHER LEGAL REMEDIES.

IV.           TERM OF OBLIGATION.

A.                                    Term.  The confidentiality obligations set forth in this Agreement shall continue with regard to an item of information as long as that information continues to meet the definition of “Confidential Information” and is not exempt under Section 2.2.

B.                                    Return of Confidential Information.  At any time upon written request by the Company, the Recipient shall return or destroy all documents or other materials embodying Confidential Information, shall retain no copies thereof, and shall certify in writing that such destruction or return has been accomplished. The confidentiality obligations set forth in this Agreement shall survive any termination of the Agreement.

V.                                    SECURITIES LAWS.  THE RECIPIENT HEREBY ACKNOWLEDGES THAT THE COMPANY IS A PUBLICLY TRADED COMPANY.  THE RECIPIENT HEREBY ACKNOWLEDGES THAT HE IS AWARE THAT FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WHO HAS RECEIVED MATERIAL, NON-PUBLIC INFORMATION (INFORMATION ABOUT THE COMPANY OR ITS BUSINESS THAT IS NOT GENERALLY AVAILABLE TO THE PUBLIC) CONCERNING THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE MATTERS THAT ARE THE SUBJECT OF THIS AGREEMENT, FROM PURCHASING OR SELLING SECURITIES OF THE COMPANY WHILE IN POSSESSION OF SUCH NON-PUBLIC INFORMATION, AND FROM COMMUNICATING THAT INFORMATION TO ANY OTHER PERSON WHO MAY PURCHASE OR SELL SECURITIES OF THE COMPANY OR OTHERWISE VIOLATE SUCH LAWS.  THE RECIPIENT SPECIFICALLY ACKNOWLEDGE THESE OBLIGATIONS AND AGREES TO BE BOUND BY THEM.

VI.           GENERAL.

A.                                    Waiver.  The failure of the Company to claim a breach of any term of this Agreement shall not constitute a waiver of such breach or the right of the Company to enforce any subsequent breach of such term.

B.                                    Assignment.  This Agreement shall be binding on and inure to the benefit of each Party and their respective successors and assigns.

C.                                    Severability.  In the event that any provision of this Agreement is found to be invalid, void or unenforceable, the Parties agree that unless such provision materially affects the intent and purpose of this Agreement, such invalidity, void ability or unenforceability shall not affect the validity of this Agreement nor the remaining provisions herein.

D.                                    Governing Law.  This Agreement shall be governed by the laws of the State of Oregon, without regard to its conflict of law principles. The jurisdiction for any legal action shall be exclusively a state or federal court in Multnomah County, Oregon.

E.                                      Entire Agreement.  This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes all prior agreements, communications and understandings of any nature whatsoever, oral or written. This Agreement may not be modified or waived orally and may be modified only in a writing signed by a duly authorized representative of both parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives and to be effective on the Effective Date.

Company	Recipient
AVI BioPharma, Inc.

By:
Print Name: K. Michael Forrest	Print Name:
Title: Interim CEO	Date
Date: